Exhibit 4.3

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description of the securities of Schrödinger, Inc. (“us,” “our,” “we” or the “Company”) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is intended as a summary only and therefore is not a complete description of our common stock. This description is based upon, and is qualified by reference to, our certificate of incorporation, our bylaws, our amended and restated share exchange agreement and applicable provisions of the Delaware General Corporation Law (the “DGCL”). You should read our certificate of incorporation, our bylaws and our amended and restated share exchange agreement, which are incorporated by reference as Exhibit 3.1, Exhibit 3.2 and Exhibit 4.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, for the provisions that are important to you.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of our common stock, par value $0.01 per share, 100,000,000 shares of our limited common stock, par value $0.01 per share and 10,000,000 shares of our preferred stock, par value $0.01 per share, all of which preferred stock is undesignated. Our common stock is registered under Section 12(b) of the Exchange Act.

Common Stock and Limited Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of our limited common stock are entitled to one vote for each share of limited common stock held on all matters submitted to a vote of stockholders, except such holders of limited common stock are not entitled to vote any shares of limited common stock in any election of directors or on the removal of directors. At all meetings of stockholders at which directors are to be elected, other than in a contested election, when a quorum is present the election of directors by our stockholders will be determined by majority voting, meaning each nominee will be elected to the board of directors if the votes cast “for” such nominee’s election by the stockholders entitled to vote exceed the votes cast “against” the nominee’s election, with abstentions and “broker non-votes” not counting as votes “for” or “against.” In a contested election, when a quorum is present the election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends. Holders of common stock and limited common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any of our outstanding preferred stock.

Liquidation, Dissolution and Winding Up. In the event of our liquidation, dissolution or winding up, the holders of our common stock and limited common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any of our outstanding preferred stock.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The Bill & Melinda and Gates Foundation Trust, or the Trust, is party to an amended and restated share exchange agreement with us pursuant to which the Trust is entitled to exchange each share of common stock held by the Trust into one share of limited common stock at the Trust’s election. Holders of our limited common stock have no preemptive, subscription or redemption rights. Holders of our limited common stock have the right to convert each share of our limited common stock into one share of common stock at such holder’s election. The rights, preferences and privileges of holders of our common stock and limited common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Provisions of Our Certificate of Incorporation and Bylaws and the DGCL That May Have Anti-Takeover Effects

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Board of Directors; Removal of Directors. Our certificate of incorporation and our bylaws divide our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation and our bylaws provide that until the first date on which the Trust, Schrodinger Equity Holdings, LLC, D. E. Shaw & Co., L.P., D. E. Shaw Technology Development, LLC and D. E. Shaw Valence Portfolios, L.L.C. and their respective successors and affiliates cease collectively to beneficially own (directly or indirectly) more than 40% of our outstanding shares of common stock and limited common stock (which date we refer to as the “Trigger Date”), any director may be removed at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of our outstanding shares of common stock. On and after the Trigger Date, our directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of common stock. Under our certificate of incorporation and our bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our certificate of incorporation provides that the authorized number of directors may be changed only by the resolution of our board of directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; stockholders may not take action by written consent in lieu of a meeting, except that prior to the Trigger Date, the stockholders may act by written consent in lieu of a meeting for the sole purpose of removing a director with or without cause; and except as otherwise required by law, special meetings of the stockholders can only be called by our board of directors or by our secretary at the request of the holders of at least 25% of the outstanding shares of our common stock and limited common stock. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual or special meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. The advance notice provisions in our bylaws could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities. Moreover, the prohibition on stockholder action by written consent except as noted above could discourage a third party from making a tender offer for our common stock because even if the third party acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting and not by written consent.

Exclusive Forum Selection. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or stockholders to our company or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (4) any action asserting a claim arising pursuant to any provision of our certificate of incorporation or bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. These choice of forum provisions do not apply to suits brought to enforce any duty or liability created by the Securities Act of 1933, as amended, or the rules and regulations thereunder, the Exchange Act, or the rules and regulations thereunder or any other claim for which the federal courts have exclusive jurisdiction. Although our certificate of incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable.

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